Exhibit 99.1

PACIFIC PREMIER BANCORP, INC. ANNOUNCES THE APPOINTMENT OF NEW DIRECTOR

Costa Mesa, Calif., December 14, 2005-- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), announced today the appointment of Kenneth A. Boudreau as an independent director to fill the vacancy created when Mr. Roy Henderson resigned his position on the Board of Directors of Pacific Premier Bancorp and Pacific Premier Bank (the “Bank”).

Mr. Boudreau is a seasoned executive officer with over 25 years of managerial and leadership experience and is currently the President and Chief Executive Officer of M.C. Gill Corporation which is located in El Monte, California.  M.C. Gill Corporation is a privately held international manufacturer of advanced composite panels, shaped composites, and metal airframe parts for the commercial and military aerospace industry.  Mr. Boudreau was appointed to his current position in 2002 and prior to that he served as Vice President of Operations and Chief Financial Officer of such company.  Additionally, Mr. Boudreau is a Certified Public Accountant.

Steven R. Gardner, President and CEO stated,”We are delighted to have Ken bring his skills and experience in business and finance to our Board. Ken has an excellent track record of achievement in management and operations.  He is also involved in various community activities in the Orange County area”

The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank is scheduled to open its fourth, fifth and sixth branches in Cypress, Costa Mesa and Newport Beach, respectively, during the second quarter of 2006.  For more information see www.ppbi.net.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000